AMERICAN INTERNATIONAL VENTURES, INC. / PLACER GOLD PROSPECTING, INC.

NOTES TO PROFORMA FINANCIAL STATEMENTS

On March 23, 2012, a Share Exchange Agreement (Agreement) was executed between American International Ventures, Inc. (AIVN) and Placer Gold Prospecting, Inc. (Placer), by which the two companies were merged.  Under the Agreement, AIVN acquired all of the outstanding shares of Placer in return for 163,250,000 shares of AIVN.  A proforma balance sheet and pro forma statement of operations are presented herewith in support of the merger.  The pro forma balance sheet includes the accounts of AIVN as of November 30, 2011 with those of Placer as of March 23, 2012.  The proforma statement of operations combines the results of the three month period ended February 29, 2012 of AIVN and the results of Placer for the period January 25 to March 23, 2012.  This pro forma statement of operations includes significant start up costs of Placer, which was formed on January 25, 2012.  These expenses, which are not expected to be repeated in future periods, totaled $232,000.

A proforma income statement of operations for the year ended November 30, 2011 is not included because Placer was not in existence during the year ended November 30, 2011.  Therefore, a proforma statement of operations for the year ended November 30, 2011, which combines AIVN with Placer would be no different than the actual statement of operations of AIVN of the year ended November 30, 2011.

AIVN PLACER PROFORMA NOTES/Y

AMERICAN INTERNATIONAL VENTURES, INC. / PLACER GOLD PROSPECTING, INC.

PROFORMA BALANCE SHEET

	AIVN	PLACER		Pro-forma Adjustments			Adjusted Pro-forma
	November 30, 2012	March 23, 2012		To Reflect Merger			Balance Sheet
				Debit		Credit
Assets
Cash	$56,497	$115,665					$172,162
Total current assets	56,497	115,665					172,162

Mining claims		68,970,000					68,970,000
Fixed assets		314,152					314,152

Total Assets	$56,497	$69,399,817					$69,456,314

Liabilities and Stockholders' Equity:
Accounts payable	$5,997	$93,177					$99,174
Total current liabilities	5,997	93,177					99,174

Stockholders' equity:
Common stock	193	163,250	(A)$	163,250	(C)$	1,633	1,826
Additional paid in capital	1,415,836	69,435,750	(B)	1,365,529	(A)	163,250	69,647,674
			(C)	1,633	(B)
Accumulated deficit	(1,365,529)	(292,360)				1,365,529	(292,360)
Total stockholders' equity	50,500	69,306,640		1,530,412		1,530,412	69,357,140

Total Liabilities and Stockholders' Equity	$56,497	$69,399,817		$1,530,412		$1,530,412	$69,456,314

(A)  To eliminate the stock of Placer Gold Prospecting, Inc., the legal acquiree.

(B)  To reclassify the deficit of AIVN (the legal acquiror) and offset it against additional paid in capital.

(C)  To adjust the capital stock account to reflect the $.00001 par value of AIVN stock.

AMERICAN INTERNATIONAL VENTURES, INC. / PLACER GOLD PROSPECTING, INC.

PROFORMA STATEMENT OF OPERATIONS

FOR PERIODS ENDED FEBRUARY 29, 2012 AND MARCH 23, 2012

	AIVN Quarter	PLACER Period
	Ended	January 25, 2012 to	Pro Forma
	February 29, 2012	March 23, 2012	Balances

Revenue	$-	$-	$-

Expenses	11,422	60,460	71,882

Operating loss	(11,422)	(60,460)	(71,882)

Merger related expenses	-	(232,000)	(232,000)

Other income	8	100	108

Net loss	$(11,414)	$(292,360)	$(303,774)

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